Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Chris Ogle	Media Contact:	Kris Marubio
	Levi Strauss & Co.		Levi Strauss & Co.
	(800) 438-0349		(415) 501-6709
	Investor-relations@levi.com		kmarubio@levi.com

LEVI STRAUSS & CO. ANNOUNCES SECOND-QUARTER 2012 FINANCIAL RESULTS

•	Net Revenue and Net Income Decline in Challenging Global Environment

•	Company Reports Improved Cash Flow and Lower Net Debt

SAN FRANCISCO (July 10, 2012) – Levi Strauss & Co. (LS&Co.) announced financial results today for the second quarter ended May 27, 2012.

	Three Months Ended
($ millions)	May 27, 2012	May 29, 2011
Net revenues	$1,047	$1,093
Net income	$13	$21

The company’s second quarter results reflected a challenging global economy, the continued impact of higher-priced cotton and the negative effects of currency. Net revenues decreased 4 percent on a reported basis and 1 percent on a constant-currency basis, primarily reflecting a decline in sales in the Asia Pacific and Europe regions. Second quarter net income attributable to the company was $13 million compared with $21 million in the second quarter of 2011, as a gross margin decline reflecting the higher cost of cotton was only partially offset by lower SG&A expenses.

Net income also reflected a debt extinguishment charge of $8 million ($6 million net of the related tax effects), as the company completed a successful refinancing of $0.4 billion of its debt, taking advantage of lower interest rates and extending its bond maturity profile.

“It is clear that the economic headwinds are getting stronger. While our business grew in the Americas, primarily driven by our own retail stores, Europe continues to be a challenge, and for the first time in two years our business in Asia declined,” said Chip Bergh, president and chief executive officer. “In the face of these tougher economic conditions, we are rationalizing our business, reducing operating costs and focusing our resources on the opportunities that will have the most impact in growing shareholder value.”

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LS&Co. Q2 2012 Results/Add One

July 10, 2012

Second-Quarter 2012 Highlights

•

Gross profit in the second quarter decreased to $481 million compared with $541 million for the same period in 2011, reflecting a decline in gross margin and the negative effects of currency. Gross margin for the second quarter was 46 percent of revenues compared with 49 percent of revenues in the same quarter of 2011. The decline in gross margin was primarily due to higher-priced cotton, which price increases did not fully cover; however, margin benefitted from increased revenues from the company’s retail network and a decline in sales to lower-margin channels, reflecting the company’s tighter inventory position.

•

Selling, general and administrative expenses (SG&A) for the second quarter decreased to $435 million from $476 million in the same period of 2011. The decline in SG&A was primarily driven by a reduction in advertising activities in some markets, the favorable effects of currency and lower distribution costs.

•	Operating income of $46 million declined from $65 million the prior year due to the negative effects of currency and as the decline in SG&A did not sufficiently offset the lower gross margin.

Regional Overview

Regional net revenues for the second quarter were as follows:

	Three Months Ended		% Increase (Decrease)
Net revenues ($ millions)	May 27, 2012	May 29, 2011	As Reported	Constant Currency
Americas	$605	$599	1%	2%
Europe	$254	$281	(10%)	(1%)
Asia Pacific	$188	$213	(12%)	(9%)

•

Net revenues increased in the Americas primarily reflecting higher revenues from the company’s Levi’s® brand retail stores and increased sales of Denizen® and Signature brand products. Levi’s® and Dockers® brand net revenues declined at wholesale, as the benefit of price increases was offset by volume declines in certain major wholesale customers and a decline in sales to lower-margin channels.

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LS&Co. Q2 2012 Results/Add Two

July 10, 2012

•

Net revenues in Europe decreased primarily due to a lower volume of sales to the traditional wholesale channels and to franchisee stores, reflecting the ongoing depressed retail environment, most notably in southern Europe. Net revenues of the company-operated retail network grew, reflecting improved performance of its stores.

•	Net revenues in Asia Pacific decreased as key markets, such as India and China, faced increased economic challenges. Both Levi’s® and Denizen® brand revenues declined.

Cash Flow and Balance Sheet

Cash provided by operating activities was $328 million for the first half of 2012, compared with $85 million for the same period in 2011, reflecting the company’s improved working capital utilization, particularly receivables and inventories.

During the second quarter of 2012, the company refinanced a portion of its debt, taking advantage of lower interest rates and extending its bond maturity dates. The company completed an offering of $385 million of 6.875 percent senior notes due in 2022 and used the net proceeds to complete a tender offer for its outstanding 8.875 percent notes and to repurchase a portion of its 4.25 percent Yen-denominated Eurobonds, both due in 2016.

The company paid a $20 million dividend during the second quarter of 2012. Net debt at the end of the second quarter of 2012 was $1.5 billion, compared to $1.8 billion at the end of 2011, and the company’s total liquidity position was $864 million.

“In the face of challenging economic conditions, we continued to improve our liquidity position and manage our working capital closely. Across the company, we are focused on improving our operations and business performance to navigate through these difficult times,” said Blake Jorgensen, chief financial officer of Levi Strauss & Co.

Investor Conference Call

The company’s second-quarter 2012 investor conference call will be available through a live audio webcast today, July 10, 2012, at 1 p.m. Pacific / 4 p.m. Eastern. To access the webcast, please visit http://www.levistrauss.com/investors/earnings-webcast or dial-in to listen to call at: 800-891-4735 or 973-200-3066; I.D. No. 95091283. A replay is available on the website for one month. In addition, a telephone replay is available through July 16, 2012, at 800-585-8367; I.D. No. 95091283.

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LS&Co. Q2 2012 Results/Add Three

July 10, 2012

Forward Looking Statement

This news release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. We use words like “believe,” “will,” “so we can,” “when,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year 2011, especially in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this news release. We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this news release to reflect circumstances existing after the date of this news release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

About Levi Strauss & Co.

Levi Strauss & Co. is one of the world’s largest brand-name apparel companies and a global leader in jeanswear. The company designs and markets jeans, casual wear and related accessories for men, women and children under the Levi’s®, Dockers®, Signature by Levi Strauss & Co.™, and Denizen® brands. Its products are sold in more than 110 countries worldwide through a combination of chain retailers, department stores, online sites, and a global footprint of more than 2,300 franchised and company-operated stores. Levi Strauss & Co.’s reported fiscal 2011 net revenues were $4.8 billion. For more information, go to http://levistrauss.com.

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LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	May 27, 2012	November 27, 2011

	(Dollars in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$277,893	$204,542
Trade receivables, net of allowance for doubtful accounts of $22,680 and $22,684	366,429	654,903
Inventories:
Raw materials	6,281	7,086
Work-in-process	8,736	9,833
Finished goods	491,080	594,483

Total inventories	506,097	611,402
Deferred tax assets, net	97,461	99,544
Other current assets	134,938	172,830

Total current assets	1,382,818	1,743,221
Property, plant and equipment, net of accumulated depreciation of $767,033 and $731,859	474,684	502,388
Goodwill	239,295	240,970
Other intangible assets, net	65,551	71,818
Non-current deferred tax assets, net	598,115	613,161
Other non-current assets	133,007	107,997

Total assets	$2,893,470	$3,279,555

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Short-term debt	$65,679	$154,747
Current maturities of capital leases	905	1,714
Accounts payable	164,675	204,897
Other accrued liabilities	196,519	256,316
Accrued salaries, wages and employee benefits	168,145	235,530
Accrued interest payable	6,232	9,679
Accrued income taxes	2,947	9,378

Total current liabilities	605,102	872,261
Long-term debt	1,690,405	1,817,625
Long-term capital leases	1,723	1,999
Postretirement medical benefits	135,614	140,108
Pension liability	392,193	427,422
Long-term employee related benefits	81,677	75,520
Long-term income tax liabilities	37,994	42,991
Other long-term liabilities	54,390	51,458

Total liabilities	2,999,098	3,429,384

Commitments and contingencies
Temporary equity	5,024	7,002

Stockholders’ Deficit:
Levi Strauss & Co. stockholders’ deficit
Common stock—$.01 par value; 270,000,000 shares authorized; 37,345,985 shares and 37,354,021 shares issued and outstanding	373	374
Additional paid-in capital	33,776	29,266
Retained earnings	192,716	150,770
Accumulated other comprehensive loss	(346,075)	(346,002)

Total Levi Strauss & Co. stockholders’ deficit	(119,210)	(165,592)
Noncontrolling interest	8,558	8,761

Total stockholders’ deficit	(110,652)	(156,831)

Total liabilities, temporary equity and stockholders’ deficit	$2,893,470	$3,279,555

The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Six Months Ended
	May 27, 2012	May 29, 2011	May 27, 2012	May 29, 2011
	(Dollars in thousands)
	(Unaudited)
Net revenues	$1,047,157	$1,092,922	$2,212,118	$2,213,615
Cost of goods sold	566,471	552,226	1,182,638	1,114,952

Gross profit	480,686	540,696	1,029,480	1,098,663
Selling, general and administrative expenses	435,056	475,720	873,639	934,813

Operating income	45,630	64,976	155,841	163,850
Interest expense	(32,411)	(33,515)	(70,984)	(68,381)
Loss on early extinguishment of debt	(8,206)	—	(8,206)	—
Other income (expense), net	10,697	(1,006)	11,869	(6,965)

Income before income taxes	15,710	30,455	88,520	88,504
Income tax expense	2,467	9,944	25,980	28,825

Net income	13,243	20,511	62,540	59,679
Net (income) loss attributable to noncontrolling interest	(10)	460	(89)	1,967

Net income attributable to Levi Strauss & Co.	$13,233	$20,971	$62,451	$61,646

The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	May 27, 2012	May 29, 2011

	(Dollars in thousands)
	(Unaudited)
Cash Flows from Operating Activities:
Net income	$62,540	$59,679
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	62,777	57,495
Asset impairments	233	2,382
Gain on disposal of property, plant and equipment	(151)	(76)
Unrealized foreign exchange (gains) losses	(19,463)	9,300
Realized (gain) loss on settlement of forward foreign exchange contracts not designated for hedge accounting	(2,530)	4,863
Employee benefit plans’ amortization from accumulated other comprehensive loss	858	(503)
Employee benefit plans’ curtailment (gain) loss, net	(995)	3,055
Noncash gain on extinguishment of debt, net of write-off of unamortized debt issuance costs	(3,643)	—
Amortization of deferred debt issuance costs	2,223	2,138
Stock-based compensation	2,542	3,414
Allowance for doubtful accounts	3,740	1,354
Change in operating assets and liabilities:
Trade receivables	280,568	134,540
Inventories	95,336	(42,491)
Other current assets	18,322	(38,850)
Other non-current assets	(4,557)	1,603
Accounts payable and other accrued liabilities	(73,242)	(38,238)
Income tax liabilities	(3,483)	(4,386)
Accrued salaries, wages and employee benefits and long-term employee related benefits	(95,576)	(69,003)
Other long-term liabilities	1,866	(1,018)
Other, net	259	171

Net cash provided by operating activities	327,624	85,429

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(36,571)	(75,713)
Proceeds from sale of property, plant and equipment	202	135
Proceeds (payments) on settlement of forward foreign exchange contracts not designated for hedge accounting	2,530	(4,863)
Other	—	(500)

Net cash used for investing activities	(33,839)	(80,941)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	385,000	—
Repayments of long-term debt and capital leases	(407,203)	(953)
Proceeds from senior revolving credit facility	50,000	—
Repayments of senior revolving credit facility	(220,000)	—
Short-term borrowings, net	6,566	527
Debt issuance costs	(6,972)	—
Restricted cash	969	571
Repurchase of common stock	(479)	(245)
Dividends to stockholders	(20,036)	(20,023)

Net cash used for financing activities	(212,155)	(20,123)

Effect of exchange rate changes on cash and cash equivalents	(8,279)	4,400

Net increase (decrease) in cash and cash equivalents	73,351	(11,235)
Beginning cash and cash equivalents	204,542	269,726

Ending cash and cash equivalents	$277,893	$258,491

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$68,466	$64,651
Income taxes	22,306	30,467

The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.